UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2022

Camber Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15915 Katy Freeway, Suite 450, Houston, Texas, 77094

(Address of principal executive offices)

(281) 404-4387(Registrant’s telephone number, including area code)

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	CEI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As of March 7, 2022, Camber Energy, Inc. (“Camber” or the “Company”) had outstanding approximately 360,111,110 shares of common stock. Since February 24, 2022, approximately 57,213,612 shares were issued to an institutional investor in connection with conversions of Series C Convertible Preferred Stock held by such investor pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and Rule 144 promulgated thereunder.  At December 1, 2021, the Company had outstanding approximately 3,886 shares of Series C Convertible Preferred Stock, and as a result of certain redemptions and/or conversions between such date and March 7, 2022 the number of shares of Series C Convertible Preferred Stock outstanding as of March 7, 2022 was approximately 1,605, a reduction of approximately 59% since December 1, 2021.  If the Company were to combine its common shares outstanding (i.e., perform a reverse split of its common stock) without shareholder approval, the Company's authorized shares of common stock would have to be reduced by the same ratio.  The Company is therefore not considering such a reverse stock split at this time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBER ENERGY, INC.

Date: March 11, 2022.	By:	/s/ James A. Doris
	Name:	James A. Doris
	Title:	Chief Executive Officer

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